Exhibit 99.1

AVEO Oncology Reports Second Quarter 2015 Financial Results

Company to Host Midyear Update Conference Call Today, August 10 at 10:00 am ET

CAMBRIDGE, Mass. – August 10, 2015 – AVEO Oncology (NASDAQ:AVEO) today reported financial results for the second quarter ended June 30, 2015.

“The second quarter was productive on multiple fronts for AVEO, including clinical updates, regulatory guidance and another partnership for tivozanib, in addition to completion of our corporate streamlining efforts,” said Michael Bailey, president and chief executive officer. “These accomplishments have positioned us well to continue pursuing several additional value creating initiatives for tivozanib, including a potential confirmatory clinical and regulatory path forward for renal cell cancer in the US, as well as a potential marketing authorization application for renal cell cancer in Europe. We remain focused on executing against these goals as we continue to evaluate additional portfolio partnerships and further tivozanib development in colorectal cancer, throughout the balance of the year.”

Recent Highlights

•	Announces Exclusive Licensing Agreement with Pharmstandard for Tivozanib in Russia, Ukraine and CIS. In August, AVEO announced that it has entered into an exclusive license agreement with a subsidiary of Pharmstandard Group for the development, manufacturing and commercialization of tivozanib in the territories of Russia, Ukraine and the Commonwealth of Independent States, for all indications excluding non-oncology ocular conditions. Under the terms of the agreement, Pharmstandard is obligated to pay AVEO an upfront payment of $1.5 million. AVEO is also eligible to receive up to $7.5 million in connection with the first marketing authorization of tivozanib in Russia, $3.0 million for each additional approved indication thereafter and a high single-digit royalty on net sales in the above mentioned territories. Pharmstandard will be responsible for all activities and costs associated with the further development, regulatory filings, health services and commercialization of tivozanib in the specified territories. A percentage of all upfront, milestone and royalty payments received by AVEO are due to Kyowa Hakko Kirin as a sublicensing fee.

•	Presented Additional Biomarker Analyses from BATON-CRC Tivozanib Study—At the ESMO 17th World Congress on Gastrointestinal Cancer in July, AVEO presented additional biomarker analyses from the BATON-CRC tivozanib study, the Company’s Phase 2 clinical trial of modified FOLFOX6 combined with tivozanib or bevacizumab in metastatic colorectal cancer (CRC). The data were presented in a poster discussion titled “Neuropilin 1 (NRP1) may be Prognostic and Identify a Subgroup of Patients with Metastatic Colorectal Cancer (mCRC) who Benefit from Tivozanib + mFOLFOX6 compared to Bevacizumab + mFOLFOX6.”

•	Received European Regulatory Guidance Regarding Potential Marketing Authorization Application for Tivozanib in RCC—In June, AVEO announced that, following pre-submission advisory meetings to discuss the potential submission of a Marketing Authorization Application (MAA) for tivozanib as a treatment for Renal Cell Carcinoma (RCC) in Europe, it had received written guidance from the Rapporteur and co-Rapporteur appointed by the Committee for Medicinal Products for Human Use for the filing of such an application. The application would be based on the Company’s existing dataset, which includes results from the Phase 3 TIVO-1 study of tivozanib in the first-line treatment of RCC in which tivozanib demonstrated a significant improvement over sorafenib in the study’s primary endpoint of progression free survival. The Company is evaluating partnership opportunities to take tivozanib forward in Europe as it continues to prepare for an MAA filing.

•	Presented Final Results of Extension Study 902 of Tivozanib in RCC—At the 2015 American Society of Clinical Oncology (ASCO) Annual Meeting in June, AVEO presented final results from its TIVO-1 extension study, known as Study 902, in which patients with advanced RCC received tivozanib as second-line treatment subsequent to disease progression on sorafenib in the Company’s Phase 3 TIVO-1 first-line RCC study. The results were presented in a poster presentation titled “Tivozanib vs sorafenib targeted therapy for advanced renal cell carcinoma: Final results of a phase III trial (901) and efficacy results of a 2nd line tivozanib extension study (902).”

•	Received FDA Regulatory Guidance Regarding Proposed Phase 3 RCC Study—In May, AVEO announced it had received a written response from the FDA stating that a Phase 3 study outlined by the Company, in patients with RCC who have failed at least two prior regimens, including VEGF therapy, “may support AVEO’s proposed indication for tivozanib in the 3rd line setting.” In response to whether the study, together with the TIVO-1 study, would be sufficient to also support licensure of tivozanib as a treatment for advanced [first line] RCC, the FDA indicated: “whether the results from this [third line] study can support AVEO’s proposal for tivozanib in the first line setting is a review issue.” The Company continues to evaluate all options, including partnerships, for the clinical and regulatory advancement for tivozanib in RCC.

•	Received FDA Feedback for Tivozanib in CRC—In June, AVEO announced that it had received feedback from the U.S. Food and Drug Administration (FDA) regarding a potential pivotal study for tivozanib in the treatment of NRP-1 low (below the median, representing 50% of the population) CRC. This feedback is consistent with the Company’s current clinical strategy and discussions with cancer research cooperative groups. As such, AVEO plans to identify a commercially viable assay which will enable a prospectively defined, randomized Phase 2 study.

•	Relocated Corporate Headquarters—In May, AVEO announced the relocation of its corporate headquarters to One Broadway in Cambridge, Massachusetts. Consistent with the Company’s goal of streamlining operations to align with its strategic needs going forward, the new facility consists of approximately 5,000 square feet of office space under flexible lease terms, with no laboratory or vivarium space.

•	Presented AV-380 Preclinical Data in Cancer Associated Cachexia – At the 2015 Annual Meeting of the American Association of Cancer Research in April, AVEO presented results from a preclinical study of AV-380, the Company’s potent, humanized inhibitory antibody targeting growth differentiation factor 15 (GDF15), in a cachectic human tumor xenograft model with significantly increased plasma GDF15 levels. The data were presented in a poster titled “Effective treatment of cancer associated cachexia by AV-380, a GDF15 inhibitory antibody”.

Second Quarter 2015 Financial Highlights

•	AVEO ended Q2 2015 with $26.8 million in cash and cash equivalents.

•	Total collaboration revenue was approximately $0.1 million compared with $1.8 million for Q2 2014. The decrease was primarily due to an additional $1.8 million in revenue recognized in connection with our agreement with Astellas, which concluded in August 2014.

•	Research and development (R&D) expense was $1.8 million compared with $9.3 million for Q2 2014. The decrease in R&D expense was primarily due to a reduction in personnel-related expenses following our January 2015 strategic restructuring, the reduction of our leased facilities, as well as a decrease in external clinical trial and consulting costs associated with the decreased tivozanib clinical development activity and AV-380 preclinical development activity.

•	General and administrative (G&A) expense was $2.9 million compared with $4.8 million for Q2 2014. The decrease in G&A expense was primarily due to a reduction in external legal costs associated with various ongoing legal matters and a decrease in employee compensation, facilities and IT costs following our January 2015 restructuring and the reduction of our leased facilities.

•	Restructuring and lease exit expense was $25,000 compared with $5.2 million for Q2 2014. The expense incurred during Q2 2015 related to accretion expense associated with the lease termination liability for the 650 E. Kendall Street facility, whereas the expense incurred during Q2 2014 related to the portion of the 650 E. Kendall Street facility that we ceased using during that quarter.

•	Net loss for Q2 2015 was $5.5 million, or a loss of $0.10 per basic and diluted net loss per share compared with net loss of $18.0 million or a loss of $0.35 per basic and diluted net loss per share for Q2 2014.

Financial Guidance

We believe that our cash resources will allow us to fund our current operations at least through the third quarter of 2016. This estimate does not include our payment of potential licensing milestones or the costs of conducting any contemplated clinical trials and assumes no milestone payments from our partners, additional funding from new partnership agreements, equity financings, debt financings or accelerated repayment thereof or further sales under our ATM. The timing and nature of activities contemplated for 2015 and 2016 will be conducted subject to the availability of sufficient financial resources.

Today’s Conference Call Information

AVEO will host a conference call today, August 10, at 10:00 am (ET). The call can be accessed by dialing 1-866-428-2694 (domestic) or 1-704-908-0403 (international) five minutes prior to the start time and providing the passcode 98837289. A live webcast of the conference call can be accessed by visiting the investors section of the AVEO website at www.aveooncology.com. A replay of the webcast will be archived on the AVEO website for two weeks following the call.

About AVEO

AVEO Oncology (AVEO) is a biopharmaceutical company committed to developing targeted therapies through biomarker-driven insights to provide improvements in patient outcomes where significant unmet medical needs exist. AVEO’s proprietary Human Response Platform™ has delivered unique insights into cancer and related disease biology that AVEO is seeking to leverage in the clinical development strategy of its therapeutic candidates. For more information, please visit the company’s website at www.aveooncology.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements of AVEO within the meaning of The Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements. The words “anticipate,” “expect,” “intend,” “may,” “plan,” “could,” “should,” “seek,” or the negative of these terms or other similar expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward looking statements include among others statements about AVEO’s clinical development plans for tivozanib in CRC, its plans to evaluate partnership opportunities, and its evaluation of the development of tivozanib in RCC. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that AVEO makes due to a number of important factors, including risks relating to: AVEO’s ability to maintain its partnership agreements, AVEO’s ability, and the ability of any licensees, to demonstrate to applicable regulatory agencies the safety, efficacy and clinically meaningful benefit of its product candidates; AVEO’s ability to successfully implement its strategic plans; AVEO’s ability to successfully enroll and complete clinical trials of its product candidates; AVEO’s ability to achieve and maintain compliance with all regulatory requirements applicable to its product candidates; AVEO’s ability to obtain and maintain adequate protection for intellectual property rights relating to its product candidates and technologies; developments and expenses related to AVEO’s ongoing shareholder litigation and SEC inquiry; AVEO’s ability to raise the substantial additional funds required to achieve its goals; unplanned capital requirements; adverse general economic and industry conditions; competitive factors; and those risks discussed in the section titled “Risk Factors” in AVEO’s most recent Annual Report on Form 10-K, its quarterly reports on Form 10-Q and its other filings with the SEC. The forward-looking statements in this press release represent AVEO’s views as of the date of this press release. AVEO anticipates that subsequent events and developments may cause its views to change. While AVEO may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing AVEO’s views as of any date other than the date of this press release.

AVEO Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2015	2014	2015	2014
Collaboration revenue	$134	$1,846	$268	$17,135
Operating expenses:
Research and development	1,841	9,300	4,536	21,067
General and administrative	2,889	4,846	6,144	10,400
Restructuring and lease exit	25	5,165	4,358	9,025

	4,755	19,311	15,038	40,492
Loss from operations	(4,621)	(17,465)	(14,770)	(23,357)
Other income and expense:
Other (expense) income, net	(209)	(2)	(223)	5
Interest expense	(633)	(502)	(1,349)	(1,083)
Interest income	7	10	12	26

Other expense, net	(835)	(494)	(1,560)	(1,052)
Net loss	(5,456)	$(17,959)	(16,330)	(24,409)

Net loss per share - basic and diluted	$(0.10)	$(0.35)	$(0.30)	$(0.47)

Weighted average number of common shares outstanding	55,164	51,663	53,908	51,649

AVEO Pharmaceuticals, Inc.

Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	June 30,	December 31,
	2015	2014
Assets
Cash, cash equivalents and marketable securities	$26,766	$52,306
Accounts receivable	2,320	2,341
Prepaid expenses and other current assets	4,290	4,481
Property and equipment, net	131	11,295
Other assets	188	239

Total assets	$33,695	$70,662

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$6,118	$17,527
Total loans payable	15,301	20,652
Total deferred rent	—	10,569
Other liabilities	1,040	1,308
Stockholder’s equity	11,236	20,606

Total liabilities and stockholders’ equity	$33,695	$70,662

Company, Media and Investor Contact:

David Pitts, Argot Partners

(212) 600-1902

aveo@argotpartners.com